EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between SEAGULL ENERGY CORPORATION, a Texas corporation ("Company"), and James T. Hackett ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES

         1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in
Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be the first date that Executive reports for work at the offices of the Company, but no later than October 15, 1998.

         1.2 Positions. Effective as of the Effective Date, Company shall cause Executive to be appointed President and Chief Executive Officer of Company and to be elected a member of the Board of Directors of Company (the "Board of Directors"). Effective as of January 1, 1999, Company shall cause Executive to be elected as Chairman of the Board of Directors. Company shall maintain Executive in such positions, or in such other positions as the parties mutually may agree, for the full term of Executive's employment hereunder.

         1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

         1.4 Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other civic, charitable and business activities that do not conflict with the business

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



and affairs of Company or interfere with Executive's performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors.

         1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

         2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. Beginning with the first anniversary of the Effective Date, said term of employment shall be extended automatically for an additional successive one-year period as of each anniversary date of the Effective Date that occurs while this Agreement is in effect; provided, however, that if, at any time prior to any such anniversary date of the Effective Date, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the two-year period beginning on the anniversary date of the Effective Date that next occurs after such notice is given.

         2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                  (i)      upon Executive's death;

                  (ii) upon Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis with reasonable accommodation for a period of at least 120 consecutive days or for a period of 180 business days during any twelve-month period;

                  (iii) for cause, which for purposes of this Agreement shall mean Executive's gross negligence, gross neglect or willful misconduct in the performance of the duties required of him hereunder or Executive's final conviction of a felony or of a misdemeanor involving moral turpitude, excluding misdemeanor convictions relating to the operation of a motor vehicle;

                  (iv) for Executive's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

                  (v) for any other reason whatsoever, in the sole discretion of the Board of Directors.

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



         2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                  (i) for (A) Company's material breach of any material provision of this Agreement, (B) Company's assignment to Executive of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2, (C) Company's failure to appoint or elect or reappoint or reelect Executive to the positions referred to in paragraph 1.2 or (D) a change in the location of Executive's principal place of employment by the Company by more than 50 miles from the location where he was principally employed immediately prior to such change; provided, however, that, prior to Executive's termination of employment under (A), (B) or (C) of this paragraph 2.3(i), Executive must give written notice to Company of any such breach, assignment or failure and such breach, assignment or failure must remain uncorrected for 30 days following such written notice; or

                  (ii) for any other reason whatsoever, in the sole discretion of Executive.

         2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Article 4 hereof. Such notice shall also, to the extent material to any right or obligation hereunder, constitute notice under paragraph
2.1 of the discontinuance of any further automatic extensions of the term of paragraph 2.1.

ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of $500,000. The Compensation Committee of the Board of Directors (the "Compensation Committee") shall review Executive's annual base salary on an annual basis and shall make a recommendation to the Board of Directors regarding possible increases in such annual base salary, and the Board of Directors, in its sole discretion, may increase, but not decrease, Executive's annual base salary. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly. Notwithstanding the foregoing, in lieu of annual base salary (other than the amount necessary to provide certain Company benefits, which is not expected to exceed $5,000 annually) for the period beginning on the Effective Date and ending on December 31, 1999, on the Effective Date, Company shall grant to Executive an option (the "Option") to purchase 200,000 shares of Company's common stock ("Stock") under the Seagull Energy Corporation 1998 Omnibus Stock Plan (the "1998 Plan"). The purchase price for each share of Stock subject to the Option shall be equal to the Fair Market Value (as such term is defined in the 1998 Plan) of a share of Stock as of the Effective Date. Subject to the terms of the 1998 Plan and the agreement, in the form attached hereto as Exhibit A1, to be executed by Company and Executive evidencing the

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



Option, such Option shall (i) be a nonqualified stock option, (ii) have a ten-year term, (iii) be fully exercisable on the date of grant thereof. The grant of the Option shall be deemed to satisfy Company's obligation to pay Executive's annual base salary under this Agreement including, without limitation, pursuant to this paragraph 3.1 and the termination provisions of
Article 7, with respect to the period beginning on the Effective Date and ending on December 31, 1999.

         3.2 Signing Bonus. On the Effective Date, Executive shall be entitled to a signing bonus in the amount of $580,000, which Company shall cause to be credited to Executive's Deferred Compensation Account under the Seagull Energy Corporation Supplemental Benefit Plan (the "SBP"), and which Executive agrees shall be credited with Phantom Stock (as such term is defined in the SBP) for at least one year following the Effective Date.

         3.3 Annual Bonuses. For the 1999 performance year and subsequent performance years ending during the period of this Agreement, Executive shall be eligible to receive an annual bonus under the Seagull Energy Corporation Executive Incentive Plan (or any successor thereto) (the "EIP") as established from time to time by the Compensation Committee, based on an Incentive Target (as such term is used in the EIP) of 60% of Executive's annual base salary (or the annual base salary that Executive would have received if he had not received an Option in lieu of such annual salary pursuant to paragraph 3.1), with a Maximum Incentive (as such term is used in the EIP) of 120% of Executive's annual base salary (or the annual base salary that Executive would have received if he had not received an Option in lieu of such annual salary pursuant to paragraph 3.1).

         3.4 Initial Stock Option. On the Effective Date, Company shall grant to Executive an option (the "Initial Option") to purchase 191,996 shares of Stock pursuant to the Seagull Energy Corporation 1995 Omnibus Stock Plan (the "1995 Plan"). The purchase price for each share of Stock subject to the Initial Option shall be equal to the Fair Market Value (as such term is defined in the 1995
Plan) of a share of Stock as of the Effective Date. Subject to the terms of the 1995 Plan and the agreement, in the forms attached hereto as Exhibits A2 and A3, to be executed by Company and Executive evidencing the Initial Option, the Initial Option shall (i) be an incentive stock option to the extent permitted under applicable law and a nonqualified stock option to the extent of the remainder of the grant, if any, (ii) have a ten-year term, (iii) become exercisable in 25% increments on each of the first four anniversaries of the Effective Date.

         3.5 Initial Restricted Stock Awards. Company shall grant to Executive 300,000 restricted shares of Stock (the "Initial Restricted Stock Awards") as follows:

                  (i) Effective as of the Effective Date, Company shall grant to Executive 58,004 restricted shares of Stock pursuant to the 1995 Plan. Subject to the terms of the Plan and the agreement, in the form attached hereto as Exhibit B1, to be executed by Company and Executive evidencing such award, such award shall contain forfeiture restrictions that shall lapse with respect to (A) 25,000 of the shares subject thereto on December 31, 1998, (B) the remainder of the shares subject thereto, if any, in 331/3% increments on each of the first three anniversaries of the Effective Date.

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



                  (ii) Effective as of January 1, 1999, Company shall grant to Executive 241,996 restricted shares of Stock pursuant to the 1998 Plan. Subject to the terms of the Plan and the agreement, in the form attached hereto as Exhibit B2, to be executed by Company and Executive evidencing such award, such award shall contain forfeiture restrictions that shall lapse with respect to (A) 1/3 of the shares subject thereto on the first anniversary of the Effective Date, (B) an additional 1/3 of the shares subject thereto on the second anniversary of the Effective Date, and (C) and an additional 1/3 of the shares subject thereto on the third anniversary of the Effective Date.

         3.6 Subsequent Stock Options. On each of the first, second and third anniversaries of the Effective Date, Company shall grant to Executive options to purchase a number of shares of Stock (the "Subsequent Options") pursuant to the 1998 Plan or any other appropriate Company stock plan (the "Company Stock Plan") in accordance with the following schedule:

                  Anniversary of Effective Date                 Number of Shares
                           First Anniversary                          75,000
                           Second Anniversary                         50,000
                           Third Anniversary                          25,000

The purchase price for each share of Stock subject to each Subsequent Option shall be equal to the Fair Market Value (as such term is defined in the Company Stock Plan) of a share of Stock as of the date of grant of such Subsequent Option. Subject to the terms of the Company Stock Plan and the agreement to be executed by Company and Executive evidencing each Subsequent Option, each Subsequent Option shall (i) be an incentive stock option to the extent permitted under applicable law and a nonqualified stock option to the extent of the remainder of the grant, if any, (ii) have a ten-year term, (iii) become exercisable in 25% increments on each of the first four anniversaries of the date of grant of such Subsequent Option. To the extent the grant of a Subsequent Stock Option would exceed the applicable limitations under any Company Stock Plan, such grant or portion thereof shall be subject to the approval by the shareholders of Company of an amendment to such Company Stock Plan that would permit such grant or portion thereof. In the event of any such limitation, Company shall (a) cause the 1998 Plan to be amended, (b) submit such amendment to Company's shareholders at Company's 1999 Annual Meeting of Shareholders and
(c) use its reasonable best efforts to secure approval by the shareholders of Company of such amendment.

         3.7 Subsequent Restricted Stock Awards. On each of the first, second and third anniversaries of the Effective Date, Company shall grant to Executive a number of restricted shares of Stock (the "Subsequent Restricted Stock Awards") in accordance with the following schedule:

                  Anniversary of Effective Date      Number of Restricted Shares
                           First Anniversary                  25,000
                           Second Anniversary                 50,000
                           Third Anniversary                  75,000

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



Subject to the terms of the agreement to be executed by Company and Executive evidencing each Subsequent Restricted Stock Award, each Subsequent Restricted Stock Award shall contain forfeiture restrictions that shall lapse with respect to (i) 1/3 of the shares subject thereto on the first anniversary of the grant thereof, (ii) an additional 1/3 of the shares subject thereto on the second anniversary of the grant thereof, and (iii) and an additional 1/3 of the shares subject thereto on the third anniversary of the grant thereof. Company shall file a registration statement on Form S-8 (or other applicable form) with the Securities and Exchange Commission in connection with Executive's receipt of shares pursuant to the Subsequent Restricted Stock Awards.

         3.8 Life Insurance. Company will provide, or cause to be provided, to Executive, at no cost to Executive, $1,0000,000 of term life insurance coverage payable to a beneficiary to be designated in writing by Executive, together with a tax gross-up payment in the amount necessary to offset any applicable taxes imposed on Executive by reason of such coverage and such tax gross-up payment. Notwithstanding the foregoing, however, if Executive fails to qualify medically for such insurance coverage at standard rates for his age group, Company shall not be required to provide such coverage unless Executive pays the cost of such coverage that is in excess of the standard rate cost. Such insurance, including replacement or substitute policies therefor, shall be maintained for the same period as Executive's compensation hereunder is continued pursuant to Article 7 hereof.

         3.9 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

                  (i) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

                  (ii) Club Memberships - In addition to the other business and entertainment expenses reimbursable pursuant to subparagraph 3.9(i) above, Company shall pay (A) 50% of the initiation fee for the Castle Pines Golf Club and (B) the membership fees, dues and assessments for
         (1) the Castle Pines Golf Club, (2) the River Oaks Country Club, (3) the Merit Club in Chicago, Illinois, (4) a luncheon club located in Houston, Texas, to be selected by Executive, and (5) such other luncheon or country club memberships as the Compensation Committee may deem to be justified by business usage. The foregoing notwithstanding, Company shall not be obligated to buy from Executive, or to reimburse Executive for the price of, his membership in any club of which Executive is a member prior to the Effective Date, other than the Castle Pines Golf Club.

                  (iii) Annual Physical Examination - Company shall pay for the cost of an annual physical examination to be conducted by a doctor or clinic of Executive's choosing in Houston, Texas.

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



                  (iv) Parking - Company shall provide at no expense to Executive a parking place convenient to Executive's office.

                  (v) Executive Supplemental Retirement Plan - Executive shall be allowed to participate in the Company's Executive Supplemental Retirement Plan (the "ESRP"). For purposes of the ESRP, Executive's Applicable Percentage (as such term is defined in the ESRP) shall be 50% and Executive's Vested Interest (as such term is defined in the ESRP) in his benefit under the ESRP shall be determined in accordance with the following schedule:

                                                                 Vested Interest

         Prior to First Anniversary of Effective Date                 50%
         As of First Anniversary of Effective Date*                   60%
         As of Second Anniversary of Effective Date*                  70%
         As of Third Anniversary of Effective Date*                   80%
         As of Fourth Anniversary of Effective Date*                  90%
         As of Fifth Anniversary of Effective Date*                  100%

         *provided  that  Executive  is employed by Company on such date and has
         been  so  employed  by  Company  on  a  full-time   basis   during  the
         twelve-month period immediately preceding such date.

         Notwithstanding the foregoing, Executive's Vested Interest in his benefit under the ESRP shall be 100% in the event of his Involuntary Termination (as such term is defined in the Severance Agreement between Company and Executive (the "Severance Agreement")) within two years after the date upon which a Change of Control (as such term is defined in the Severance Agreement) occurs. Further, Company shall cause the ESRP to be amended (A) to expand the definition of the term "Compensation" in Section 1.01(8) with respect to Executive to include
         (1) "deemed salary" equal to the annual base salary that Executive would have received if he had not received an Option in lieu of such annual salary pursuant to paragraph 3.1 and (2) bonuses under the EIP,
         (B) to remove Section 5.02, which provides for the forfeiture of a Member's Accrued Benefit (as such term is defined in the ESRP) for competition with the Company and (C) to expand Section 7.01 to provide that no amendment to the ESRP shall deprive any Member of any Accrued Benefit under the ESRP to the extent that such Member has a Vested Interest in such Accrued Benefit at the time of such amendment.

                  (vi) Supplemental Benefit Plan - Executive shall be allowed to participate in the SBP. Further, Executive shall receive the Supplemental Thrift Benefit pursuant to Section 3.2(a) of the SBP. Finally, Company shall cause the SBP to be amended (A) to remove
         Section 6.4 thereof, which provides for reductions of benefits to avoid imposition of the sanctions imposed under sections 280G and 4999 of the Code and (B) to provide for the crediting of an additional benefit thereunder which, with respect to Executive, shall not be less than the Supplemental Thrift Benefit and the

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         Supplemental  ESOP Benefit  under the SBP,  the Employer  Contributions under the Seagull Thrift Plan and the Employer Contributions under the Seagull Employee Stock Ownership Plan that Executive would have received if he had made the maximum allowable contributions under such plans, and based on the annual base salary that Executive would have received if he had not received an Option in lieu of such annual base salary pursuant to paragraph 3.1.

                  (vii) Other Company Benefits - Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, employee stock ownership plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally. In the event that Executive (or his beneficiaries) are provided welfare benefits under Company's benefit plans that are less than the welfare benefits that would have been provided to Executive (or his beneficiaries) if Executive had not received an Option in lieu of annual base salary pursuant to paragraph 3.1, Company shall provide, or cause to be provided, to Executive (or his beneficiaries) any such welfare benefits lost as a result of Executive's receipt of the Option in lieu of annual base salary.

                  (viii) Vacation - During each year of his employment, Executive shall be entitled to five weeks of paid vacation in accordance with Company's vacation policy.

                  (ix) Tax and Financial Planning - Company shall reimburse Executive for reasonable expenses incurred by Executive for tax return preparation and financial planning.

ARTICLE 4:  PROTECTION OF INFORMATION

         4.1 Disclosure to Executive. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

         4.2 Disclosure to and Property of Company. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

         4.3 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets.

         4.4 Ownership by Company. If, during Executive's employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work relates in any way to the business of Company but is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         4.5 Assistance by Executive. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

         4.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that payments then owing to Executive may not be terminated unless the Board of Directors determines that such breach by Executive has directly resulted or could reasonably be expected to result in a material adverse economic impact on the Company's business. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to this and other agreements with Executive.

ARTICLE 5:  NONCOMPETITION AND NONSOLICITATION

         5.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition and the nonsolicitation obligations hereunder.

         5.2 Noncompetition. Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business:

                  (i) engage in any business competitive with the business conducted by Company; or

                  (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company with respect to such competitive business.

These noncompetition obligations shall apply (A) during the period that Executive is employed by Company, (B) during any period after Executive's termination of employment by Company for a reason encompassed by paragraph 2.2(ii) when Company is providing Executive with Termination Benefits pursuant to Article 7, and (C) if Executive terminates his employment with Company for a reason encompassed by paragraph 2.3(ii) within two years after the Effective Date, during the two-year period commencing on the date of Executive's termination of employment.

         5.3 Nonsolicitation. Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business, induce any employee of Company or any of its affiliates to terminate his or her employment with Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company. These nonsolicitation obligations shall apply during the period that Executive is employed by Company and during the one-year period commencing on the date of Executive's termination of employment for any reason. Notwithstanding the foregoing, the provisions of this paragraph
5.3 shall not restrict the ability of Company to take actions with respect to the employment or the termination of employment of any of its employees, or for Executive to participate in any such actions in his capacity as an officer of Company.

         5.4 Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that payments then owing to Executive may not be terminated unless the Board of Directors determines that such breach by Executive has directly resulted or could reasonably be expected to result in a material adverse economic impact on the Company's business. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to this and other agreements with Executive.

         5.5 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6:  STATEMENTS CONCERNING COMPANY

         6.1 In General. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable adverse publicity about the private lives of any of such entities' officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives, except where any of such actions are disclosures required by operation of law or judicial process. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7:  EFFECT OF TERMINATION ON COMPENSATION

         7.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment.

         7.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2 (iii) or
(iv), then Company shall provide Executive with the Termination Benefits. For purposes of this Agreement, the term "Termination Benefits" shall mean the following: (i) Company shall continue to pay to Executive his base salary then in effect pursuant to paragraph 3.1 (but not less than $500,000 for the period beginning on January 1, 2000) for the unexpired portion of the term set forth in paragraph 2.1; (ii) all outstanding stock options granted by Company to
Executive shall become immediately exercisable in full upon Executive's termination of employment and shall remain exercisable thereafter for the period provided pursuant to the terms thereof, which period shall not be less than twelve months (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option); (iii) the forfeiture restrictions with respect to all outstanding restricted stock issued to Executive shall lapse upon Executive's termination of employment, (iv) within five business days after the date of Executive's termination of employment, Company shall pay to Executive a lump sum cash payment equal to the sum of (A) the product of Executive's Incentive Target set forth in paragraph 3.3 multiplied by Executive's annual base salary at the time of such termination (the "Target Bonus") and (B) the Target Bonus amount prorated for the number of months in the performance year of Executive's termination of employment that have elapsed prior to such termination, (v) the life insurance coverage and annual tax gross-up pursuant to paragraph 3.8 shall continue to be provided to Executive for the unexpired portion of the term set forth in paragraph 2.1, (vi) Company shall continue to pay to Executive his club dues pursuant to paragraph 3.9(ii) for the unexpired portion of the term set forth in paragraph 2.1, (vii) within five business days after the date of Executive's termination of employment, Company shall pay to Executive a lump sum cash payment equal to the amounts credited to his accounts under the Seagull Thrift Plan, the Seagull Employee Stock Ownership Plan and the SBP that are forfeitable in accordance with the terms of such plans and (viii) during the period, if any (but in no event for more than 18 months after the date of Executive's termination of employment), that Executive elects to continue coverage for himself and any of his eligible dependents under Company's group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Executive's premiums for such coverage shall be no greater than that charged by Company generally to its active executive employees for coverage under such plans. In the event the Company does not fulfill its obligations under paragraph 1.1 to employ Executive and appoint him to the positions set forth in paragraph 1.2, then Executive shall be entitled to the Initial Option, which shall be fully exercisable, and the Initial Restricted Stock Awards (or to the extent such Initial Restricted Stock Awards cannot be granted to Executive, the economic value thereof), which shall be fully nonforfeitable, and to Termination Benefits as if Executive's employment terminated on the Effective Date.

         7.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall occur for the reason encompassed by paragraph 2.3(i), then Company shall provide Executive with the Termination Benefits.

         7.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 7. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 7 apply shall not reduce Company's obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 7. Notwithstanding the preceding sentence, if, and to the extent that, following the termination of his employment under circumstances pursuant to which this Article 7 apply, Executive becomes entitled to receive benefits from a third party that are comparable to the Termination Benefits set forth in paragraphs 7.2(v), (vi) and (viii), Company's obligation to provide such Termination Benefits to Executive shall cease.

         7.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this
Article 7 shall be received by Executive as liquidated damages.

         7.7 Incentive and Deferred Compensation. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's base salary and certain perquisites of employment. Except as expressly provided herein, Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters. Without limiting the scope of the preceding sentence, Executive acknowledges that he has no right to grants of stock options or restricted stock either under the stock plans maintained by the Company or otherwise other than (i) as provided in paragraphs 3.1, 3.4, 3.5, 3.6 or 3.7 hereof or (ii) in the discretion of the Compensation Committee or the Board of Directors.

ARTICLE 8:  MISCELLANEOUS

         8.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Company to:    Seagull Energy Corporation
                              1700 First City Tower
                              1001 Fannin
                              Houston, Texas 77002
                              Attention:  Chairman of the Board of Directors

         If to Executive to:  James T. Hackett
                              3372 Del Monte
                              Houston, Texas 77019

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         8.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

         8.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         8.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally. Company shall cause the agreements evidencing the Initial Restricted Stock Awards and the Subsequent Restricted Stock Awards to provide that, upon lapse of the forfeiture restrictions contained therein, Company will withhold (a) at Executive's election, shares of Stock subject to such Awards to satisfy Company's withholding obligation under applicable tax laws or regulations and (b) such additional shares of Stock subject to such Awards as may be requested in writing by Executive.

         8.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         8.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         8.9 Affiliate. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

         8.10 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

         8.11 Term. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4, 5 and 6 shall survive any termination of the employment relationship and/or of this Agreement.

         8.12 Entire Agreement. Except as provided in (i) the written benefit plans and programs and agreements referenced in Article 3, (ii) the Severance Agreement between Company and Executive dated August 25, 1998 (the "Severance Agreement"), and (iii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Further, without limiting the scope of this paragraph, this Agreement supersedes and replaces the Employment Agreement between Company and Executive dated August 25, 1998 (the "Prior Agreement") in its entirety and the Prior Agreement shall be null and void and of no further force and effect, and any references to the Prior
Agreement in any other agreement including, without limitation, the Severance Agreement, shall be deemed to be references to this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

         8.13 Representation By Executive. Executive hereby represents and warrants to Company that, as of August 25, 1998 and the date of execution of this Agreement, he is not a party to any employment or other agreement with any third party which would preclude him from accepting employment with Company and performing his obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 16th day of September, 1998 to be effective as of the Effective Date.

                                    SEAGULL ENERGY CORPORATION

                                    By:     /s/ William L. Transier
                                            Name:  William L. Transier
                                            Title:  Executive Vice President and
                                                    Chief Financial Officer

                                            "COMPANY"

                                    /s/ James T. Hackett
                                    James T. Hackett

                                            "EXECUTIVE"

VEHOU02:119869.1